Exhibit 3.1

Bylaw Amendment

ARTICLE VIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the state and federal courts located within the State of Oregon shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or to the Corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Oregon Business Corporation Act, the Articles of Incorporation or these Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. If any action, the subject matter of which is within the scope of this Article VIII, is filed in a court other than a court located within the state of Oregon (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the state of Oregon in connection with any action brought in any such court to enforce this Article VIII (an “Enforcement Action”), and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.